UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)   *

Marblegate Acquisition Corp.
(Name of Issuer)
Class A Common Stock, par value $0.0001 per share
(Title of Class of Securities)
56608A105
(Cusip Number)
December 31, 2022
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 26 Pages
Exhibit Index Found on Page 25

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Grassland Investors, LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 2 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 3 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 4 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 5 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 6 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 7 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 8 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 9 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 10 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 11 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 26 Pages

13G
CUSIP No. 56608A105

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 150,000 Shares (as defined in Item 2), which is 14.8% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 150,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 150,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.8%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 26 Pages

This Amendment No. 3 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on October 12, 2021 (together with all prior and current amendments thereto, this “Schedule 13G”).

Item 1. Issuer

(a) Name of Issuer:

Marblegate Acquisition Corp. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

411 Theodore Fremd Avenue
Suite 206S
Rye, New York 10580

Item 2. Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company.  The CUSIP number for the Shares is 56608A105.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

Grassland Investors, LLC

(i)	Grassland Investors, LLC, a Delaware limited liability company (“Grassland Investors, LLC”), with respect to the Shares held by it.

The Management Company

(ii)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), which is the manager of Grassland Investors, LLC, with respect to the Shares held by Grassland Investors, LLC.

The Farallon Individual Reporting Persons

(iii)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Management Company, with respect to the Shares held by Grassland Investors, LLC:  Joshua J. Dapice (“Dapice”); Philip D. Dreyfuss (“Dreyfuss”); Hannah E. Dunn (“Dunn”); Michael B. Fisch (“Fisch”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); Edric C. Saito (“Saito”); William Seybold (“Seybold”); Daniel S. Short (“Short”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Page 21 of 26 Pages

Dapice, Dreyfuss, Dunn, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of Grassland Investors, LLC and the Management Company is set forth above.  Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Item 4. Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares reported hereby for Grassland Investors, LLC are held directly by Grassland Investors, LLC.  The Management Company, as the manager of Grassland Investors, LLC, may be deemed to be a beneficial owner of such Shares held by Grassland Investors, LLC.  Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Management Company, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of such Shares held by Grassland Investors, LLC.  Each of the Management Company and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following:

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

Page 22 of 26 Pages

Item 8. Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 23 of 26 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2023

/s/ John R. Warren
FARALLON CAPITAL MANAGEMENT, L.L.C.,
On its own behalf and
As the Manager of
GRASSLAND INVESTORS, LLC
By: John R. Warren, Managing Member

/s/ John R. Warren

John R. Warren, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Dunn, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes and Wehrly authorizing Warren to sign and file this Schedule 13G on his or her behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 24 of 26 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 25 of 26 Pages

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.
Dated:  February 6, 2023

/s/ John R. Warren
FARALLON CAPITAL MANAGEMENT, L.L.C.,
On its own behalf and
As the Manager of
GRASSLAND INVESTORS, LLC
By: John R. Warren, Managing Member

/s/ John R. Warren

John R. Warren, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes and Mark C. Wehrly

Page 26 of 26 Pages